                                                                  EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                      of Earnings to Combined Fixed Charges,
                    Distribution on Trust Preferred Securities
                           and Preferred Stock Dividends
                               (Dollars in millions)


                                                  Three              Nine
                                               Months Ended      Months Ended
                                               September 30,     September 30,
                                               1998    1997      1998     1997
                                               ----    ----      ----     ----
EARNINGS
--------
Income Before Income Taxes                   $  501    $457    $1,468   $1,339
Fixed Charges, Excluding Interest
 on Deposits                                    132     112       383      329
                                             ------    ----    ------   ------
Income Before Income Taxes and Fixed
 Charges, Excluding Interest on Deposits        633     569     1,850    1,668
Interest on Deposits                            367     331     1,034      960
                                             ------    ----    ------   ------
Income Before Income Taxes and Fixed
 Charges, Including Interest on Deposits     $1,000    $900    $2,884   $2,628
                                             ======    ====    ======   ======
FIXED CHARGES
-------------
Interest Expense, Excluding Interest
 on Deposits                                 $  124    $104    $  358   $  306
One-Third Net Rental Expense*                     8       8        25       23
                                             ------    ----    ------   ------
Total Fixed Charges, Excluding Interest
 on Deposits                                    132     112       383      329
Interest on Deposits                            367     331     1,034      960
                                             ------    ----    ------   ------
Total Fixed Charges, Including Interest
 on Deposits                                   $499    $443    $1,417   $1,289
                                             ======    ====    ======   ======
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
-------------------------------------------
PRE-TAX BASIS
-------------                                $   25    $ 19    $   70   $   45
                                             ======    ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS     $    -    $  4    $    -   $   12
----------------------------------------     ======    ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------
Excluding Interest on Deposits                 4.80x   5.08x     4.83x    5.07x
Including Interest on Deposits                 2.00    2.03      2.04     2.04

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------
Excluding Interest on Deposits                 4.03    4.21      4.08     4.32
Including Interest on Deposits                 1.91    1.93      1.94     1.95

      * The proportion deemed representative of the interest factor.
